Mutual Covenant Not to Compete

Between:	Perceptron, Inc., a Michigan corporation “Perceptron”

And:	Inspectron, Inc., a Michigan corporation “Inspectron”

Dated:	August 30, 2012

BACKGROUND

Inspectron is purchasing and Perceptron is selling substantially all of the assets constituting the CBU Business of Perceptron’s Commercial Products Business Unit (“CBU”) pursuant to an Asset Purchase Agreement dated August 30, 2012 between Inspectron and Perceptron (the “Asset Purchase Agreement”). This Agreement sets forth the terms under which each of Inspectron and Perceptron will agree to not engage in certain defined businesses. The mutual execution and delivery of this Agreement is a condition precedent to the Closing of the Asset Purchase Agreement.

AGREEMENT

1.	Definitions. Capitalized terms not otherwise defined in this Agreement will have the meanings given to the terms in the Asset Purchase Agreement.

2.	Covenants by Perceptron. Perceptron will not, during the Term (as defined in Section 4), directly or indirectly, without the prior written consent of Inspectron:

2.1	Engage in any activity that competes with the operations of the CBU Business conducted in any and all geographic areas in the world in which the CBU Business is conducted as of the date hereof. For purposes of this Agreement, a person, partnership, corporation, limited liability company, proprietorship or other entity (each, an “Entity”) shall be deemed to be in “competition” with the CBU Business if it involves the design, manufacture or sale of optical inspection and location equipment and accessories for professional tradesmen in the electrical, mechanics, plumbing or construction commercial markets; provided that the design, manufacture or sale of wheel alignment systems for use by professional tradesmen shall not be deemed to be in competition with the CBU Business;

2.2	Hire (as an employee, independent contractor, consultant or otherwise) any individual (a) who was employed primarily by CBU (or was otherwise engaged to perform a majority of their services for or on behalf of CBU) during the one-year period prior to the Closing unless Inspectron does not hire such person at the time of the Closing of the Asset Purchase Agreement (collectively, the “CBU Employees”), or (b) employed or hired by Inspectron (or otherwise engaged to perform a majority of their services for or on behalf of Inspectron) on or after July 5, 2012; in each case, until three months after such individual has ceased to be employed by Inspectron;

2.3	Solicit or initiate contact with any individual referenced in Section 2.2 for the purpose of encouraging the individual to leave the employment of Inspectron or to become employed (as an employee, independent contractor, consultant or otherwise) by Perceptron until three months after such individual has ceased to be employed by Inspectron; or

2.4	Be a partner, shareholder, member, employee, officer, director, manager, agent or consultant of, acquire, own or control any Entity, that does any of the things prohibited in this Section 2; provided, however, that the ownership by Perceptron of less than 1% of the equity securities of any publicly traded corporation will not constitute a violation of this Section 2.

Not by way of limitation, but for purposes of clarification only, the parties agree that the foregoing will not prohibit Perceptron from (i) selling or licensing products, services or assets to any third party for use in products or services related to Perceptron’s Industrial Business Unit (“IBU”), or (ii) engaging in activities required or contemplated by, or expressly permitted pursuant to, the Asset Purchase Agreement, including, but not limited to, honoring any contractual obligations that Perceptron may retain under the Assumed Contracts that are not fully performed by Inspectron in a timely manner.

3.	Covenants by Inspectron. Inspectron will not, during the Term (as defined in Section 4), directly or indirectly, without the prior written consent of Perceptron:

3.1	Engage in any activity that competes with the operations of the IBU Business conducted in any and all geographic areas in the world in which the IBU Business is conducted as of the date hereof. For purposes of this Agreement, an Entity shall be deemed to be in “competition” with the IBU Business if it involves the design, development, manufacture, sale or servicing of machine vision sensors and systems utilizing electro-optical techniques or component parts utilized in such sensors or systems; provided that Inspectron engaging in the CBU Business shall not be deemed to be in competition with the IBU Business;

3.2	Use any intellectual property licensed from Perceptron under or in connection with the Asset Purchase Agreement to offer for sale any products or services offered for sale by the IBU Business as of the date of this Agreement or during the three-year period prior to the date hereof;

3.3	Hire (as an employee, independent contractor, consultant or otherwise) any individual (a) who was employed by Perceptron (or was otherwise engaged to perform a majority of their services for or on behalf of Perceptron) during the one-year period prior to the Closing (other than the CBU Employees), or (b) employed or hired by Perceptron (or otherwise engaged to perform a majority of their services for or on behalf of Perceptron) on or after the Closing Date; in each case, until three months after such individual has ceased to be employed by Perceptron;

3.4	Solicit or initiate contact with any individual referenced in Section 3.3 for the purpose of encouraging the individual to leave the employment of Perceptron or to become employed (as an employee, independent contractor, consultant or otherwise) by Inspectron until three months after such individual has ceased to be employed by Perceptron; or

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3.5	Be a partner, shareholder, member, employee, officer, director, manager, agent or consultant of, acquire, own or control any Entity, that does any of the things prohibited in this Section 3; provided, however, that the ownership by Inspectron of less than 1% of the equity securities of any publicly traded corporation will not constitute a violation of this Section 3.

4.	Term. The “Term” will begin on the Closing Date under the Asset Purchase Agreement and expire on the second anniversary of the Closing Date.

5.	Reasonable Restrictions. The parties acknowledge and agree that the duration, activities restricted and geographic scope of the provisions set forth in this Agreement are reasonable, and are reasonably necessary to protect their respective businesses and goodwill, as applicable. If any court determines that the duration, activities restricted or geographic scope, or any combination thereof, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period, with respect to the broadest type of activities described, and in the greatest geographic area that would not render it unenforceable.

6.	General Provisions

6.1	Specific Performance. Each party acknowledges that the other party will be irreparably harmed in the event of a breach or threatened breach of the provisions of this Agreement. In the event of a breach or threatened breach, the aggrieved party will be entitled to an injunction, without posting of bond, restraining the breaching party from engaging in any of the activities prohibited by the Agreement, whether such activities actually have been engaged in or are threatened. Nothing herein will be construed as prohibiting a party from pursuing any other available remedies at law or in equity for such breach or threatened breach, including the recovery of damages.

6.2	Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any party or circumstance, is to any extent held invalid or unenforceable by a judicial order, the remainder of this Agreement or application of such term or provision to parties or circumstances other than those as to which it is held invalid or unenforceable will not be affected thereby and each term, covenant, condition or provision of this Agreement will be valid and be enforced to the fullest extent permitted by law. The invalid or unenforceable provision will be curtailed, limited or eliminated only to the extent necessary to remove such invalidity or unenforceability with respect to the applicable law as it will then be applied.

6.3	Binding Effect. Inspectron may assign its rights and obligations under this Agreement, provided that (i) Inspectron will remain liable to Perceptron for Inspectron’s obligations under this Agreement, the Asset Purchase Agreement, including for the breach of any such obligations by the assignee and (ii) the assignee assumes and agrees to perform all of Inspectron’s obligations under this Agreement and the Asset Purchase Agreement. Perceptron may assign its rights and obligations under this Agreement, provided that (i) Perceptron will remain liable to Inspectron for Perceptron’s obligations under this Agreement, the Asset Purchase Agreement, including for the breach of any such obligations by the assignee and (ii) the assignee assumes and agrees to perform all of Perceptron’s obligations under this Agreement and the Asset Purchase Agreement. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

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6.4	Headings; Drafting. The headings used in this Agreement are intended for convenience of reference only. The headings will not be considered to have any substantive significance or to define, limit or enlarge the scope or meaning of this agreement or any provision hereof. This Agreement is deemed to have been drafted jointly by the parties and, accordingly, any ambiguous provision will not be resolved in favor of one party on the basis that the other party drafted the ambiguous provision.

6.5	Jurisdiction and Venue. If either party brings legal action against the other party to enforce or declare the terms of this Agreement, the party will initiate the legal action in the U.S. District Court for the Eastern District of Michigan or in the circuit court of the State of Michigan, in Washtenaw County, and the legal action will thereafter be adjudicated exclusively within such court. Each party submits to the exclusive jurisdiction of the federal and state courts as specified above. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in the attached Schedule of Notice Address (or such changed address as provided in Section 6.11 Notices below) shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 6.5. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. During any time that litigation is pending between the parties, any new legal action between the parties will be initiated and adjudicated in the same state or federal court in which the litigation is already pending, regardless which party initiates the new legal action and, to the extent permitted, shall be consolidated with the pending litigation.

6.6	Governing Law. This Agreement will be governed by and interpreted in accordance with the substantive laws of the State of Michigan without regard to conflicts of laws principles that would require the application of the law of any other jurisdiction.

6.7	Attorney’s Fees. If a suit, action, or other proceeding of any nature whatsoever (including any proceeding under the U.S. Bankruptcy Code) is instituted to enforce or interpret any provision of this Agreement or in connection with any dispute hereunder, the party which substantially prevails will be entitled to recover such amount as the court may adjudge reasonable as attorney’s fees and all other fees, costs, and expenses of litigation at trial or any appeal or review, in addition to all other amounts provided by law.

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6.8	Entire Agreement. This Agreement, together with the Asset Purchase Agreement and the other agreements and instruments referenced therein, contains the entire agreement with respect to the matters contemplated by this Agreement and supersedes all prior oral and written agreements among the parties with respect to such matters.

6.9	Amendment. This Agreement may not be modified or amended except by a written agreement signed by an officer of each party.

6.10	Waiver. Failure of any party to complain of any act or omission on the part of any other party in breach or default of this Agreement, no matter how long the same may continue, will not be deemed to be a waiver by the party of its rights hereunder. No waiver by any party at any time, express or implied, of any breach of any provision of this Agreement will be deemed a waiver of a breach of any other provision of this Agreement or a consent to any subsequent breach of the same or other provisions.

6.11	Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed duly given if sent by (i) facsimile transmission and mailed as indicated on the attached Schedule of Notice Addresses (unless such address has changed by prior written notice); or (ii) mailed, sent by overnight courier or delivered personally as indicated on the attached Schedule of Notice Addresses (unless such address have been changed by prior written notice). Delivery will be deemed effective on the first business day after the date on which the facsimile is successfully transmitted, or the notice is received in the case of any other notice. A party may change its mailing address and/or fax number by providing written notice to the other party.

6.12	Delays. Neither party will incur any liability for any delay in performance which results from power failure, energy shortage, act of God, act of governmental authority, act of a public enemy or of war, terrorist attack, riot, fire, flood, civil commotion, insurrection, labor difficulty (including without limitation, strike, boycott, or other work stoppage or slowdown), severe or adverse weather condition, act of subcontractors or suppliers or other cause beyond the party’s control.

6.13	Counterparts. This Agreement may be executed in any number of counterparts, all of which together will constitute one and the same agreement, and it may be executed by facsimile signature.

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6.14	Further Assurances. From time to time, upon request of either party, the other party will execute, acknowledge, and deliver such documents and undertake such actions as may be reasonably requested in order to fulfill its obligations under this Agreement.

Perceptron, Inc.

By:	/s/ David W. Geiss
David W. Geiss
Vice President, General Counsel

Inspectron, Inc.

By:	/s/ Richard Price
Richard Price
President

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SCHEDULE OF NOTICE ADDRESSESS

If to Perceptron:	Perceptron, Inc.
47827 Halyard Drive
Plymouth, Michigan 48170
Attention: Harry T. Rittenour
President and CEO
Facsimile: 734 414-4800

With copies to:
Perceptron, Inc.
47827 Halyard Drive
Plymouth, Michigan 48170
Attention: David W. Geiss
Vice President and General Counsel
Facsimile: 734 414-4800

If to Inspectron:	Inspectron, Inc.
2159 Applebrook Drive
Commerce Township, Michigan 48382
Attention: Richard Price
Facsimile:

With copies to:
Butzel Long
150 West Jefferson
Detroit, MI 48226
Attention: Justin G. Klimko
Facsimile No.: 313 225 7080

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